Exhibit 10.32

PARTNERSHIP CONTRACT

For Project Development

Commercial Agriculture

Enter

Ministry of Agriculture

and

Deental Yakaare Ndema e Ngynaaka

Economic Interest Grouping

GIE-DYNN

and

African Agriculture Incorporation

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In line with the new state policy and in application :

➢	First of all, the Communication to the Council of Ministers No CM 33 2021 / MAEPSP proposing a scheme to develop our agricultural potential, presented jointly by the Minister of Economic Affairs and Promotion of Productive Sectors (MAEPSP) and the Minister of Agriculture (MA);

➢	Then, from the joint Ministerial Circular of the Ministers of the Interior and Decentralization (MID), the MAEPSP and the MA of JULY 09, 2021;

➢	And finally the Memorandum of Understanding signed by the two Ministers MAEPSP and M.A on December 16, 2022 in Washington;

The Partnership Agreement for the Development of a Commercial Agriculture Project is concluded between :

➢	The Ministry of Agriculture, represented by Minister Yahya Ould Ahmed El Waghf;

➢	On the other hand, Groupement d’Intérêt Économique Deental Yaakaare Ndema e Ngaynaaka hereinafter referred to as: GIE DYNN, BP 3480 Registration number G 1472 / 18 / NK of July 28, 2018 registered under No. 00 88 85 of July 30, 2018 No tel 47 44 53 97 ; represented by Mr NGAIDÉ Ibrahima Kayou Boubou its Chairman of the Board of Directors ;

➢	African Agriculture Incorporation 445 Park Avenue 9th Floor New York NY 10022 USA represented by Mr Alan Kessler, Chairman Chief Executive Officer.

The three parties have agreed as follows:

Art 1: Purpose of the farming contract (rural lease)

The present farming contract, signed by the three parties, determines :

■	the role and commitments of the French State

■	the rights and obligations of GIE DYNN and AA Inc.

It stipulates that :

Art 1.1 The Mauritanian State, which has developed the agricultural land of the CPB and its Extension for the benefit of the Farmers who own the land and has made a certain amount of operating equipment available to them (referred to in Article 10.2 of the present contract and its appendices), will coordinate, supervise and guide the activities of the two private Partners and guarantee respect for the general interest.

Art 1.2 The farming contract regulates the rights and obligations of the two private partners: GIE DYNN and A.A. Inc. the Tenant of the land under the supervision of the State.

GIE DYNN, acting on behalf of its members, places land for agricultural use in the state it is in at the time of signing the present contract, with a total surface area estimated at two thousand thirty-three hectares (2033 ha), at the disposal of the lessee A.A. Inc. to develop and exploit it under the conditions defined below:

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Art 2 : Area of land made available to A.A.Inc. for its commercial activity.

The areas of land indicated below will be confirmed following a contradictory topographical survey by both parties.

GIE DYNN makes available to A.A.Inc. eighty percent (80%) of the developed land of the CPB Perimeter Extension, i.e. in round figures: One thousand six hundred and twenty-six hectares (1,626 ha) in the state in which they are at the time of signature of the present contract.

The area of 1,626 hectares and the corresponding amounts have been readjusted following the topographical surveys referred to in this article.

GIE DYNN will do everything in its power, in collaboration with the competent Public Authorities, to guarantee the Tenant peaceful enjoyment of the agricultural land covered by this lease throughout its term.

Art 3: Area of land retained by GIE DYNN

GIE DYNN retains twenty percent (20%) of the CPB Extension’s developed land, i.e. a total of four hundred and seven hectares (407 ha) for the particular benefit of its members.

The area of 407 hectares and the corresponding amount will be readjusted following the topographical surveys referred to in article 2 above.

Art 4 : Special provisions for area extensions

Following evaluation and positive results, the parties may agree with AA Inc. to extend the Perimeter beyond the areas defined in the December 16, 2022 memorandum of understanding.

Art 5 : The amount of A.A.Inc.

AA Inc. undertakes to make an investment of thirty million United States dollars (30,000,000 USD) for the operation of the entire farm for the entire duration of the contract (20 years). For better monitoring of this investment, A.A. Inc. must draw up an investment plan, which will be appended to the present contract.

Art 6 : Royalties paid by A.A.Inc. to GIE DYNN

The lessee A.A.Inc. pays, in advance, an annual royalty of three hundred US dollars per hectare (US$300/ha) to GIE DYNN on the date development work begins, i.e. a total amount of four hundred and eighty-seven thousand eight hundred US dollars (US$487,800 = 1,626 ha x US$300).

Payment must be made on the date work begins. This date must not exceed three (03) months after the signature of the Lease Contract.

Art 6.1 - Land rents may be revised (upwards only) in line with the household consumption index: Indice National des Prix à la Consommation (INPC) of the Agence Nationale des Statistiques de l’Analyse Démographique et Economique (ANSADE).

Example:

■	2019 : 2,3%
■	2020 : 2,4%
■	2021 : 3,6%
■	2022 : 9,6%

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Art 6.2 - Delays of more than one month in the payment of rent on eighty percent (80%) of the land will give rise to an increase of five percent (5%) of the amounts due.

Art 6.3 - In addition, as soon as work begins within three (3) months of the signing of this contract, AA Inc. will post a cash or bank deposit of two (2) years’ rent, i.e. nine hundred and seventy-five thousand six hundred US dollars (487,800 x 2= 975,600 USD).

This guarantee, which may be called upon at the first and simple request of GIE DYNN, is intended to guarantee :

■	Annual rent payment; and

■	AA Inc.’s commitments to restore the premises in the event of termination at the end of the lease or during the life of the company.

This deposit is renewable each year. A model bond is attached to this contract.

Art 7. GIE DYNN’s share in the profits of A.A. Inc.

The lessee A.A. Inc. distributes to GIE DYNN its share of dividends amounting to five percent (5%) of the profits made on the 80% of the land exploited commercially. The amount of these dividends (5%) is earmarked for capacity building at GIE DYNN. This amount must not be less than the theoretical cost of the annual royalty corresponding to the remaining 20% of the land, i.e. one hundred and twenty-two thousand one hundred US dollars (122,100 USD = 407 ha x 300 USD).

The area of 407 hectares and the corresponding amount will be readjusted following the topographical surveys referred to in article 2 above.

Art 8. Finished agricultural products sold free of charge to GIE DYNN

AA Inc. will use its own funds and resources to carry out all development, enhancement and exploitation work on the 20% of land retained by GIE-DYNN (Art. 3 above).

GIE-DYNN is responsible for choosing the crops to be produced from this 20%.

All finished products: in particular cereal, vegetable, fruit or forage crops, and all by-products: in particular straw, hay, plant stems and leaves, etc., resulting from the operation of these 20% are transferred to GIE-DYNN free of charge.

All by-products (referred to in paragraph 2 above) resulting from the use of the 80% of land made available to A.A. Inc that are not recycled for soil enrichment are also transferred free of charge to GIE DYNN.

Art 9. The lessee A.A. Inc. grants other benefits to GIE-DYNN

Art 9.1 - AA Inc. gives priority of employment to GIE-DYNN members with equal skills.

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Art 9.2 - A.A. Inc. ensures the transfer of know-how and technology from the Americans and the training of personnel in agricultural techniques and modern management, at the rate of a minimum of thirty (30) people per year, giving priority to young people: women and men; by enrolling them in national and/or foreign training centers.

The annual training plan will be determined by mutual agreement between GIE DYNN and A.A Inc.

Art 9.3 - A.A. Inc participates in the development and reinforcement of the capacities of technical vocational schools specialized in agriculture in Boghé (CFPR, Lycée Technique...) for better supervision and retraining of its technical personnel.

Art 9.4 - AA Inc. is involved in community development, in particular strengthening the SAFIA rehabilitation center for young girls, in partnership with UNICEF.

Art 9.5 - A.A Inc. is responsible for all costs related to water (including the OMVS royalty) and electricity for farming operations throughout the Perimeter.

Art 10. Development, construction and major installations; maintenance and repairs

Art 10.1 - All major development, construction and installation work is undertaken in agreement with the State and GIE-DYNN.

Working drawings and explanatory memoranda drawn up in accordance with good engineering practice shall be submitted to GIE-DYNN for prior approval.

In the absence of a response from the State and GIE-DYNN within one month, approval is deemed effective.

Art. 10.2 - CPB Extension has a certain amount of equipment, the inventory of which is attached to this Contract, in particular: 1 complete pumping station, 1 electrical transformer, etc....

This equipment is made available to A. A. Inc for the duration of the present Contract.

A.A Inc will maintain, service and repair all such equipment at its own expense for the duration of this Contract.

Art 11. Choice of products to be sown

The crops to be grown on the eighty percent (80%) of the land made available are determined by mutual agreement between the two parties: for the first five crop years, these will be LUZERNE.

Art 12. Subcontracting and depositing land as security

Subcontracting and pledging of land made available to A.A. Inc. in any form or for any purpose whatsoever is strictly forbidden.

Art 13. Management procedures

On the basis of the signed Memorandum of Understanding, A.A Inc. shall, upon signature of the present contract, create a Mauritanian operating company called African Agriculture Mauritania, abbreviated to AAM, to manage all activities in the developed area of the CPB Extension Perimeter.

As soon as it is created, this new Company will automatically take over all the rights and obligations covered by the present contract.

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Art 14. Appointment of GIE-DYNN Representatives in AAM

GIE-DYNN is represented by its own members on the management bodies of the AAM operating company.

Art 14.1 - Board of Directors: GIE-DYNN appoints at least two (2) Directors to represent it on the AAM Board of Directors. One of these Directors must be appointed Vice-Chairman of the Board of Directors.

Art 14.2 - On the Executive Board: GIE-DYNN is represented on AAM’s Executive Board by one of its members, who must be designated Deputy Managing Director (DGA).

Art 15. Powers of the management bodies

By law, corporate officers have full powers to bind and represent the company in all circumstances vis-à-vis third parties. No restrictions on these powers may be invoked against third parties.

Any restrictions on these powers apply only to internal relations between the two parties: GIE-DYNN and AAM.

In these internal reports, to enable GIE-DYNN’s representatives to take cognizance of all the management actions of AAM’s representatives and thus guarantee the reality of the expenses and the reality of the income of the entire production activity, the monitoring and control measures are defined as follows:

Art 15.1 - Within the Board of Directors: all management acts of the Chairman of the Board are approved and controlled by the Vice-Chairman of the Board.

Art 15.2 - Within General Management: all management acts of the Managing Director are approved and controlled by the CEO.

Art 15.3 - Within the AAM organization chart and internal procedure manual: GIE-DYNN appoints a Deputy Financial Director, a Deputy Purchasing Director and a Deputy Human Resources Director. These three (3) Deputy Directors of GIE-DYNN verify, control and approve, each in his or her own field, all financial, purchasing and local staff recruitment acts.

All actions taken by AAM’s Representatives that are not approved by GIE-DYNN’s Representatives must be justified and verified by the Representatives of both parties before being validated in AAM’s final reports.

Art 16. AAM’s Articles of Association, Rules of Procedure and Procedural Manual must include the stipulations of articles 14 and 15 (including 15.1- 15.2 and 15.3) of the present contract.

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Art 17. Duration of the rural lease (farming contract)

The rural lease contract is concluded for twenty (20) years. It may be renewed under the following conditions:

■	by mutual agreement of both parties;

■	at AAM’s request at least two (2) years before the expiry of the twenty (20) year period and after express acceptance by GIE-DYNN.

GIE-DYNN must respond within two (2) months of receiving AAM’s request for extension. Failing this, the termination procedure will be initiated during the last twenty-two (22) months of the lease term.

Art 18. Termination of a rural lease (fermage)

The lease terminates :

■	at the end of the twenty (20) year period ;

In the course of social life :

■	by the will of both (2) parties for an amicable termination;

■	at the request of AAM for just cause. In this case, the lessee must give two (2) years’ notice to GIE DYNN by registered letter, return receipt requested, or by hand-delivery against a receipt signed by GIE DYNN, thus giving GIE DYNN time to find a Purchaser or to operate the business itself.

■	after a delay in payment of two (2) months without any justification accepted by GIE-DYNN; or following the impossibility of mobilizing the renewable guarantee of AAM deposited in guarantee of the defaults in the payment of rent (see art. 6.3 paragraph 2).

■	non-compliance with environmental clauses, laws and regulations leading to damaging consequences for the quality of the land and the health of humans, animals and plants;

■	if it is proven that one of the two (2) parties is guilty of a material violation of the law of one or more countries and is liable to legal proceedings that could jeopardize, in any way whatsoever, the success of the project shared by the two (2) parties;

■	non-compliance with one or more clauses of the present contract, or actions by either party that seriously compromise the proper operation of the farm or the normal performance of the lease contract.

■	A formal notice, with a deadline, is sent to the customer to take the necessary measures and corrections required. Failing this, at the end of this period, termination will be effective;

■	in the event of force majeure events affecting one or both parties, as a result of which production activities cannot continue without major risks to the safety of people and/or property.

■	In the event of AAM’s liquidation by court order

Art 19. Restoration of the premises

After termination, Société AAM is required to restore the premises to at least the same condition as when it was made available. Restoration work must be fully completed no later than the date of final expiry of the lease contract,

The parties are thus returned to their previous position.

However, the fixed assets (buildings and major equipment) will remain the property of GIE-DYNN without payment of any consideration.

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Art 20. Revision of contract terms

In order to improve and fine-tune contractual commitments, both parties agree to :

Art 20.1 - during social life

After every five (5) years of operation, to carry out a general assessment of the agricultural production system, the management system and the quality of the collaborative relationship between the two parties.

Art 20.2 - on expiry of the twenty (20) year period.

If, by mutual agreement, the two parties decide to extend the duration of the present contract, the AAM Board of Directors will, two (2) years before the expiry of this period, propose new contractual commitments to govern their relationship.

Art 21. Commitments of the State, party to the Memorandum of Understanding

Art 21.1 - The Mauritanian State guarantees to both parties :

■	the security of people and property throughout Mauritania;

■	securing the land rights of rights-holders in accordance with the laws and regulations in force;

■	the best advantages of the investment code for foreign investors, particularly in agriculture;

■	Facilitating administrative formalities: visas, residence permits, etc;

■	support for the Ministry of Agriculture in providing guidance, advice, experience and expertise to state-owned agricultural companies and organizations.

Art 21.2 - The Mauritanian State undertakes :

■	to include in its national investment program the development, extension and maintenance of agricultural works and infrastructure in the area covered by the present contract;

■	to grant commercial facilities for the sale of products from the agricultural perimeter;

■	to apply to AAM the preferential rate of payment for electrical energy supplied ;

■	to include the area made available to AAM in its national plant protection program;

■	provide media coverage (television, radio, public newspapers) to popularize the GIE-DYNN / AAM Agricultural Partnership experience;

■	to extend to GIE-DYNN / AAM any benefits granted to other investors in the same field.

Art 21.3 - Monitoring the State’s commitments and technical support for both parties

The provisions of this Partnership Agreement agreed between GIE DYNN and A. A. Inc are validated and co-signed by the Minister of Agriculture, representing the interests of the State, party to the Memorandum of Understanding signed in Washington on December 16, 2022.

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Art 22. Compliance with legal, environmental and health regulations

Art. 22.1 - AAM must comply with all laws, regulations and agreements governing the Ministry of Agriculture and abide by its orientation policy.

Art.22.2 - AAM must comply with all laws, regulations and international conventions relating to the protection and safeguarding of the environment, in particular:

■	actively participate in the promotion and integration of environmental recommendations in the management of the agricultural perimeter;

■	keep the area clean by refraining from dumping waste, sewage, garbage, unhealthy liquids and household refuse.

■	Actively participate in the fight against water-borne diseases caused directly or indirectly by AAM’s use of CPB perimeters or other perimeters in the same area.

■	AAM must appoint an Environment/Health/Safety Manager who will ensure that environmental protection, health and safety rules are rigorously followed at all levels of operating activities, for workers, local populations and all persons in contact with the operation.

Art 23. Settlement of disputes

In the event of a dispute, both parties will seek an amicable settlement. Failing this, they will appoint a panel of three (3) arbitrators: one chosen by the lessor, one chosen by the lessee and one chosen by both parties.

Both parties undertake to abide by the decision of the arbitral board. Failing these two procedures, the dispute will be referred to the competent court in Nouakchott.

Art 24. Liability, insurance and safety

AAM is solely responsible for any damage caused to third parties. AAM undertakes to take out civil liability insurance covering all risks arising from or affecting its activities (fire, explosion, flooding, etc.).

Art 25. Applicable law, working language

Art 25.1 - The applicable law is Mauritanian law, in particular:

■	Commercial Code No. 2000-05 of January 18, 2000 regulating contract law and company law;

■	Ordonnance No. 83.127 of June 5, 1983 on land and property reorganization

■	Investment Code No. 2012-052 of July 31, 2012

Art 25.2 - The working language is French.

Art 26. Election of domicile

GIE-DYNN and AMM elect domicile in Boghé.

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Art 27. Contract registration

The present contract will be registered with the Direction de l’Enregistrement et du Timbre of the Islamic Republic of Mauritania (in accordance with the procedure and exemptions for Companies admitted to the Convention d’Etablissement and Partners of Agricultural Cooperatives). Registration fees, if any, are payable by AAM.

Art 28. Entry into force of the present contract and commencement of work

This contract comes into force on the date it is signed by the parties.

And the work carried out by AAM must begin no later than three months after this signature.

Nouakchott __________________________

Read and approved by :

Ministry of Agriculture GIE DYNN A. A. Inc

Minister Chairman of the Board of Directors Chief Executive Officer

Yahya Ould Ahmed El Waghf Ibrahima Kayou Boubou N’GAIDÉ ALAN KESSLER

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